Exhibit 99.1

CALIFORNIA BANCORP REPORTS NET INCOME OF

$16.4 MILLION FOR THE FOURTH QUARTER AND $63.1 MILLION FOR THE FULL YEAR OF 2025

San Diego, Calif., January 28, 2026 – California BanCorp (“us,” “we,” “our,” or the “Company”) (NASDAQ: BCAL), the holding company for California Bank of Commerce, N.A. (the “Bank”) announces its consolidated financial results for the fourth quarter and full year of 2025.

The Company reported net income of $16.4 million, or $0.50 per diluted share, for the fourth quarter of 2025, compared to $15.7 million, or $0.48 per diluted share for the third quarter of 2025, and $16.8 million, or $0.51 per diluted share for the fourth quarter of 2024. The Company reported net income of $63.1 million, or $1.93 per diluted share, for the full year of 2025, compared to net income of $5.4 million, or $0.22 per diluted share for the full year of 2024.

“2025 was a transformational year for California BanCorp, with the successful completion and integration of our 2024 merger that extended our footprint over all the best markets in California,” said David Rainer, Chairman and CEO of the Company and Bank. “During the last year we also restructured and derisked our balance sheet. We reduced high-risk loans, improving our credit profile, and terminated our dependence on high cost brokered deposits while growing core deposits, lowering our cost of funds. We are now very well positioned and remain focused on the organic growth of loans and deposits through our relationship-based business model in all our markets.

“Strong earnings throughout the year and prudent capital management allowed us to continue creating shareholder value through the repurchase of our stock and the implementation of a quarterly dividend for our shareholders.

“The recent M&A activity has increased the scarcity of relationship-based commercial banks that offer a high-touch service model like ours to small and middle-market businesses. With the traction we are achieving after a transformative year, and a footprint covering the very best markets in the state, and arguably the country, we believe there is a very bright future for our franchise. As we reported earlier this week, we added five experienced bankers, including two veteran commercial bankers with deep roots in the community, to our Northern California team. We are well positioned for growth and to take advantage of any disruption in local commercial banking markets due to M&A, and we will continue to be opportunistic in adding high-level talent across all the markets we serve.

“Steven Shelton, our former CEO who retired in December, played a crucial role in helping us get to where we are today and we thank him for all the contributions he made to our success, and wish him all the best in his retirement.”

Fourth Quarter 2025 Highlights

●	Net income of $16.4 million or $0.50 diluted earnings per share for the fourth quarter.
●	Net interest margin of 4.44%, compared with 4.52% in the prior quarter; average total loan yield of 6.31% compared with 6.50% in the prior quarter.
●	Reversal of provision for credit losses of $4.4 million for the fourth quarter, compared with $15 thousand for the prior quarter.
●	Return on average assets of 1.58%, compared with 1.54% in the prior quarter.
●	Return on average common equity of 11.43%, compared with 11.24% in the prior quarter.
●	Return on average tangible common equity (non-GAAP1) of 14.80%, compared with 14.72% in the prior quarter.

●	Total loans, including loans held for sale, increased to $3.06 billion at December 31, 2025, up $62.0 million from $3.00 billion at September 30, 2025.
●	Nonperforming assets to total assets ratio of 0.40% at December 31, 2025, compared with 0.38% at September 30, 2025.
●	Allowance for credit losses (“ACL”) was 1.20% of total loans held for investment at December 31, 2025, compared to 1.46% at September 30, 2025; allowance for loan losses (“ALL”) was 1.13% of total loans held for investment at December 31, 2025, compared to 1.38% at September 30, 2025.
●	Total deposits of $3.37 billion at December 31, 2025, decreased $89.1 million or 2.6% compared with $3.46 billion at September 30, 2025. Noninterest-bearing deposits represented 35.0% of total deposits, compared with 35.8% of total deposits at September 30, 2025.
●	Cost of deposits was 1.43%, compared to 1.59% in the prior quarter.
●	Cost of funds was 1.50%, compared with 1.69% in the prior quarter.
●	Repurchased 122,428 shares of common stock at an average price of $16.37 and a total cost of $2.0 million under the stock repurchase program.
●	Dividend of $0.10 per common share declared, totaling $3.3 million.
●	Tangible book value per common share (non-GAAP1) of $13.79 at December 31, 2025, up $0.40 from $13.39 at September 30, 2025.
●	The Company’s preliminary capital ratios at December 31, 2025 exceed the minimums required to be “well-capitalized,” the highest regulatory capital category.

Full Year 2025 Highlights

●	Net income of $63.1 million, or $1.93 diluted earnings per share for 2025.
●	Net interest margin of 4.55% for 2025, compared with 4.28% in the prior year; average loan yield was 6.50%, down from 6.55% in the prior year.
●	Reversal of provision for credit losses of $8.8 million for 2025, compared with a provision for credit losses of $21.7 million in the prior year.
●	Return on average assets of 1.57% for 2025, compared with 0.18% in the prior year.
●	Return on average common equity of 11.56%, compared with 1.43% in the prior year.
●	Return on average tangible common equity (non-GAAP1) of 15.25%, compared with 1.81% in the prior year.
●	Efficiency ratio (non-GAAP1) of 56.1% for 2025, compared with 76.6% in the prior year; excluding merger related expenses the efficiency ratio was 63.8% in the prior year.
●	Total loans, including loans held for sale, decreased to $3.06 billion, down $97.4 million from December 31, 2024.
●	Nonperforming assets to total assets ratio of 0.40% at December 31, 2025, compared with 0.76% at December 31, 2024.
●	Allowance for credit losses was 1.20% of total loans held for investment at December 31, 2025, compared to 1.71% at December 31, 2024; allowance for loan losses was 1.13% of total loans held for investment at December 31, 2025, compared to 1.61% at December 31, 2024.
●	Total deposits of $3.37 billion at December 31, 2025, compared to $3.40 billion at December 31, 2024. Noninterest-bearing demand deposits represented 35.0% of total deposits at December 31, 2025, compared to 37.0% of total deposits at December 31, 2024.
●	Cost of deposits was 1.55% for 2025, down from 2.01% in the prior year.
●	Cost of funds was 1.66% for 2025, down from 2.12% in the prior year.
●	Repurchased 211,928 shares of common stock at an average price of $15.89 and a total cost of $3.4 million under the stock repurchase program.
●	Dividend of $0.10 per common share declared, totaling $3.3 million.
●	Tangible book value per common share (“TBV”) (non-GAAP1) of $13.79 at December 31, 2025, up $2.08 from $11.71 at December 31, 2024.

2

Fourth Quarter Operating Results

Net Income

Net income for the fourth quarter of 2025 was $16.4 million, or $0.50 per diluted share, compared with $15.7 million, or $0.48 per diluted share in the third quarter of 2025. Pre-tax, pre-provision income (non-GAAP1) for the fourth quarter was $18.0 million, a decrease of $3.8 million from the prior quarter. The net income and diluted earnings per share increase were largely driven by higher net interest income after reversal of provision for credit losses and noninterest income, partially offset by higher noninterest expense primarily related to one-time severance costs and litigation settlements.

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2025 was $42.9 million, compared with $42.5 million in the prior quarter. The increase in net interest income was primarily due to a $1.4 million decrease in total interest expense, partially offset by a $1.0 million decrease in total interest and dividend income in the fourth quarter of 2025, as compared with the prior quarter. During the fourth quarter of 2025, loan interest income decreased by $1.3 million, including a decrease of $640 thousand in accretion from the net purchase accounting discounts on acquired loans, partially offset by increases of $257 thousand in total debt securities income and $31 thousand in interest and dividend income from other financial institutions. The increase in interest income was mainly due to increases in average deposits in other financial institutions of $63.1 million, average total debt securities of $29.4 million, and average total loan balances of $6.9 million, partially offset by a decrease in average Fed funds sold/resale agreements of $2.7 million. The decrease in interest expense for the fourth quarter of 2025 was primarily due to a $981 thousand decrease in interest expense on interest-bearing deposits, the result of a 22 basis point decrease in the cost of average interest-bearing deposits and a $416 thousand decrease in total borrowing costs mostly related to the redemption of $20.0 million of 5.00% subordinated notes in September 2025, partially offset by a $42.7 million increase in average interest-bearing deposits.

Net interest margin for the fourth quarter of 2025 was 4.44%, compared with 4.52% in the prior quarter. The decrease was primarily related to a 26 basis point decrease in the total interest-earning assets yield, partially offset by a 19 basis point decrease in the cost of funds. The yield on total average interest-earning assets in the fourth quarter of 2025 was 5.82%, compared with 6.08% in the prior quarter. The yield on average total loans in the fourth quarter of 2025 was 6.31%, a decrease of 19 basis points from 6.50% in the prior quarter. Accretion income from the net purchase accounting discounts on acquired loans was $3.8 million, increasing the yield on average total loans by 51 basis points; the net amortization expense from the purchase accounting discounts on acquired subordinated debt and acquired time deposits premium increased the interest expense by $389 thousand, the combination of which increased the net interest margin by 36 basis points in the fourth quarter of 2025. In the prior quarter, accretion income from the net purchase accounting discounts on acquired loans was $4.5 million, increasing the yield on average total loans by 59 basis points; the net amortization expense from the purchase accounting discounts on acquired subordinated debt and acquired time deposits premium increased the interest expense by $559 thousand, the combination of which increased the net interest margin by 41 basis points.

Cost of funds for the fourth quarter of 2025 was 1.50%, a decrease of 19 basis points from 1.69% in the prior quarter. The decrease was primarily driven by a drop of 14 basis points in the cost of total borrowings, which was primarily due to the decrease in average total borrowings of $19.3 million from the redemption of the $20.0 million subordinated notes in September 2025, coupled with a 22 basis point decrease in the cost of average interest-bearing deposits. The amortization expense of $389 thousand from the purchase accounting discounts on acquired subordinated debt contributed 4 basis points to the cost of funds. Average noninterest-bearing demand deposits increased $49.5 million to $1.23 billion and represented 35.4% of total average deposits for the fourth quarter of 2025, compared with $1.18 billion and 34.9%, respectively, in the prior quarter; average interest-bearing deposits increased $42.7 million to $2.25 billion during the fourth quarter of 2025. The total cost of deposits in the fourth quarter of 2025 was 1.43%, compared with 1.59% in the prior quarter. The cost of total interest-bearing deposits decreased 22 basis points primarily due to the Company’s ongoing strategy to pay off higher cost money market deposits, savings deposits and time deposits in the fourth quarter of 2025.

Average total borrowings decreased $19.3 million to $33.7 million in the fourth quarter of 2025, primarily due to the redemption of the $20.0 million subordinated notes in September 2025. The average cost of total borrowings was 8.19% for the fourth quarter of 2025, down from 8.33% in the prior quarter.

3

Reversal of Provision for Credit Losses

The Company recorded a reversal of provision for credit losses of $4.4 million for the fourth quarter of 2025, compared with $15 thousand in the prior quarter. Total net charge-offs were $2.7 million in the fourth quarter of 2025, which consisted of $2.8 million of gross charge-offs, offset by $42 thousand of gross recoveries. The reversal of provision for credit losses in the fourth quarter of 2025 included a $173 thousand reversal of provision for credit losses for unfunded loan commitments related to the decrease in unfunded loan commitments during the fourth quarter of 2025, coupled with a decrease in the loss rates used to estimate the allowance for credit losses on unfunded commitments. Total unfunded loan commitments increased $7.4 million to $886.4 million at December 31, 2025, compared to $879.0 million in unfunded loan commitments at September 30, 2025.

The provision for credit losses for loans held for investment in the fourth quarter of 2025 was a reversal of $4.2 million, a decrease of $4.4 million from a provision for credit losses of $221 thousand in the prior quarter. The decrease was driven primarily by the decreases in special mention loans and substandard accruing loans, changes in the reasonable and supportable forecast, primarily related to the economic outlook for California, and changes in the qualitative factors. The Company’s management continues to monitor macroeconomic variables related to changes in interest rates and the concerns of an economic downturn, and believes it has appropriately provisioned for the current environment.

Noninterest Income

Total noninterest income was $3.0 million in the fourth quarter of 2025, an increase of $327 thousand compared with $2.7 million in the third quarter of 2025. Other charges and fees increased $644 thousand in the fourth quarter due primarily to higher income from equity investments. Bank owned life insurance income decreased $396 thousand in the fourth quarter as the previous quarter included a $400 thousand death benefit. No comparable death benefit income was recognized in the current quarter.

Noninterest Expense

Total noninterest expense for the fourth quarter of 2025 was $27.9 million, an increase of $4.5 million from total noninterest expense of $23.4 million in the prior quarter. Salaries and employee benefits increased $1.7 million during the fourth quarter of 2025 to $16.4 million primarily as a result of severance costs and related increases in payroll taxes. During the fourth quarter of 2025, the Company recorded non-recurring litigation settlements of $2.0 million.

Efficiency ratio (non-GAAP1) for the fourth quarter of 2025 was 60.80%, compared with 51.75% in the prior quarter. Excluding severance costs and net litigation settlements, the efficiency ratio (non-GAAP1) for the fourth quarter of 2025 would have been 52.72%.

Income Tax

In the fourth quarter of 2025, the Company’s income tax expense was $6.0 million, compared with $6.1 million for the third quarter of 2025. The effective rate was 26.7% for the fourth quarter of 2025 and 28.1% for the third quarter of 2025. The decrease in the effective tax rate for the fourth quarter of 2025 was primarily attributable to changes in the net benefit related to a low income housing investment, and the vesting and exercise of equity awards combined with changes in the Company’s stock price over time.

Balance Sheet

Assets

Total assets at December 31, 2025 were $4.03 billion, a decrease of $67.8 million or 1.7% from September 30, 2025. The decrease in total assets from the prior quarter was primarily related to a decrease in cash and cash equivalents of $159.3 million, partially offset by increases in available-for-sale debt securities of $25.5 million and loans, including loans held for sale, of $62.0 million, as compared to the prior quarter.

4

Loans

Total loans held for investment were $3.03 billion at December 31, 2025, an increase of $43.6 million, compared with September 30, 2025. During the fourth quarter of 2025, there were new originations of $149.7 million and net advances of $3.9 million, offset by loan payoffs of $87.4 million, transfer to loans held for sale of $19.8 million, and charge-offs of loans in the amount of $2.8 million. Total loans secured by real estate increased by $53.1 million, of which multifamily loans increased $26.6 million and 1-4 family residential loans increased by $628 thousand; commercial real estate and other loans increased by $59.7 million; and commercial and industrial loans increased by $10.8 million. These increases were partially offset by a decrease in construction and land development loans of $33.9 million and consumer loans decreased by $20.3 million. During the fourth quarter of 2025, the Company transferred its $17.3 million solar loan portfolio to held for sale at estimated fair value and recognized a charge-off of $2.5 million. The Company had $25.1 million in loans held for sale at December 31, 2025, compared with $6.7 million at September 30, 2025.

Deposits

Total deposits at December 31, 2025 were $3.37 billion, a decrease of $89.1 million from September 30, 2025. The decrease primarily consisted of decreases in noninterest-bearing demand deposits of $59.7 million, interest-bearing non-maturity deposits of $17.6 million, and non-brokered time deposits of $11.7 million. Noninterest-bearing demand deposits at December 31, 2025, were $1.18 billion, or 35.0% of total deposits, compared with $1.24 billion, or 35.8% of total deposits at September 30, 2025. At December 31, 2025, total interest-bearing deposits were $2.19 billion, compared with $2.22 billion at September 30, 2025. At December 31, 2025, total brokered time deposits were maintained at $3.8 million. The Company offers the Insured Cash Sweep (ICS) product and Certificate of Deposit Account Registry Service (CDARS), each of which provides reciprocal deposit placement services to fully qualified large customer deposits for FDIC insurance among other participating banks. Total reciprocal deposits were $743.6 million, or 22.1% of total deposits at December 31, 2025, compared with $770.3 million, or 22.3% of total deposits at September 30, 2025.

Federal Home Loan Bank (“FHLB”) and Liquidity

At December 31, 2025 and September 30, 2025, the Company had no FHLB or Federal Reserve Discount Window borrowings.

At December 31, 2025, the Company had available borrowing capacity from an FHLB secured line of credit of approximately $749.3 million and available borrowing capacity from the Federal Reserve Discount Window of approximately $327.8 million. The Company also had available borrowing capacity from four unsecured credit lines from correspondent banks of approximately $90.5 million at December 31, 2025, with no outstanding borrowings. Total available borrowing capacity was $1.17 billion at December 31, 2025. Additionally, the Company had unpledged liquid securities at fair value of approximately $192.6 million and cash and cash equivalents of $399.9 million at December 31, 2025.

Total borrowings decreased $389 thousand to $33.8 million at December 31, 2025.

Asset Quality

Total non-performing assets were $16.1 million, or 0.40% of total assets at December 31, 2025, compared with $15.6 million, or 0.38% of total assets at September 30, 2025. Total non-performing loans were $16.1 million, or 0.53% of total loans held for investment at December 31, 2025, compared with $15.6 million, or 0.52% of total loans held for investment at September 30, 2025.

The increase in total non-performing loans was primarily due to a downgrade of an SBA guaranteed commercial and industrial loan of $223 thousand, net of the $83 thousand charge-off of the unguaranteed portion, and $302 thousand net increase in existing non-performing loan balances, partially offset by a $39 thousand full charge-off of a separate commercial and industrial loan during the fourth quarter of 2025.

Special mention loans decreased by $26.0 million during the fourth quarter of 2025 to $72.4 million at December 31, 2025. The decrease in the special mention loans was due mostly to $28.9 million in loans upgraded to a pass rating, $3.4 million in payoffs and $3.9 million in loans downgraded to substandard, and $2.4 million in net paydowns, partially offset by $12.6 million in loans downgraded from a pass rating. Substandard loans decreased by $24.0 million during the fourth quarter of 2025 to $60.7 million at December 31, 2025. The decrease in the substandard loans was due primarily to $13.8 million in payoffs, $14.8 million in loans upgraded to a pass rating, $249 thousand in charge-offs and $1.5 million in net paydowns, partially offset by $2.5 million in loans downgraded from pass rating and $3.9 million in loans downgraded from special mention rating.

5

The Company had no loans that were over 90 days past due and still accruing interest at December 31, 2025 and September 30, 2025.

Loan delinquencies (30-89 days past due, excluding nonaccrual loans) totaled $14.7 million at December 31, 2025, compared with $3.2 million in such loan delinquencies at September 30, 2025. The increase was primarily due to an $8.0 million multifamily loan, a $5.8 million commercial real estate loan, and $824 thousand commercial and industrial loan that became delinquent during the fourth quarter of 2025. In January 2026, the $8.0 million multifamily loan was repaid in full, the $5.8 million commercial real estate loan was downgraded to substandard, and the $824 thousand commercial and industrial loan was brought current.

The allowance for credit losses, which is comprised of the ALL and reserve for unfunded loan commitments, totaled $36.5 million at December 31, 2025, compared with $43.6 million at September 30, 2025. The $7.1 million decrease in the allowance for credit losses included a $4.2 million reversal of provision for credit losses for the loan portfolio, net charge-offs of $2.7 million and a $173 thousand reversal of provision for credit losses for unfunded loan commitments for the quarter ended December 31, 2025.

The ALL was $34.3 million, or 1.13% of total loans held for investment at December 31, 2025, compared with $41.3 million, or 1.38% at September 30, 2025.

Capital

Tangible book value per common share (non-GAAP1) at December 31, 2025 was $13.79, compared with $13.39 at September 30, 2025. In the fourth quarter of 2025, tangible book value was primarily impacted by net income of $16.4 million for the fourth quarter, stock-based compensation activity, and a decrease in net of tax unrealized losses on available-for-sale debt securities, partially offset by the Company’s stock repurchase program activity and cash dividends. Other comprehensive losses related to net of tax unrealized losses on available-for-sale debt securities decreased by $431 thousand to $1.6 million at December 31, 2025, from $2.1 million at September 30, 2025. The decrease in the net of tax unrealized losses on available-for-sale debt securities was attributable to non-credit related factors, including a decrease in bond prices at the long end of the yield curve and the general interest rate environment. Tangible common equity (non-GAAP1) as a percentage of total tangible assets (non-GAAP1) at December 31, 2025, increased to 11.45% from 10.94% in the prior quarter, and net of tax unrealized losses on available-for-sale debt securities as a percentage of tangible common equity (non-GAAP1) at December 31, 2025 decreased to 0.4% from 0.5% in the prior quarter.

The Company’s preliminary capital ratios exceed the minimums required to be “well-capitalized” at December 31, 2025.

Stock Repurchase Program

During the fourth quarter of 2025, the Company repurchased 122,428 shares of its common stock at an average price of $16.37 and a total cost of $2.0 million under the stock repurchase program. During the year ended December 31, 2025, the Company repurchased 211,928 shares of its common stock at an average price of $15.89 and a total cost of $3.4 million under the stock repurchase program. The remaining maximum number of shares authorized to be repurchased under this program was 1,388,072 shares at December 31, 2025.

6

ABOUT CALIFORNIA BANCORP

California BanCorp (NASDAQ: BCAL) is a registered bank holding company headquartered in San Diego, California. California Bank of Commerce, N.A., a national banking association chartered under the laws of the United States (the “Bank”) and regulated by the Office of the Comptroller of the Currency, is a wholly owned subsidiary of California BanCorp. Established in 2001 and headquartered in San Diego, California, the Bank offers a range of financial products and services to individuals, professionals, and small to medium-sized businesses through its 14 branch offices and four loan production offices serving Northern and Southern California. The Bank’s solutions-driven, relationship-based approach to banking provides accessibility to decision makers and enhances value through strong partnerships with its clients. Additional information is available at www.californiabankofcommerce.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. Examples of forward-looking statements include, among others, statements regarding expectations, plans or objectives for future operations, products or services, loan recoveries, projections, and expectations regarding the adequacy of reserves for credit losses, as well as forecasts relating to financial and operating results or other measures of economic performance. Forward-looking statements reflect management’s current view about future events and involve risks and uncertainties that may cause actual results to differ from those expressed in the forward-looking statement or historical results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words or phrases such as “aim,” “can,” “may,” “could,” “predict,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “hope,” “intend,” “plan,” “potential,” “project,” “will likely result,” “continue,” “seek,” “shall,” “possible,” “projection,” “optimistic,” and “outlook,” and variations of these words and similar expressions.

Factors that could cause or contribute to results differing from those in or implied in the forward-looking statements include but are not limited to the impact of bank failures or other adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks; changes in real estate markets and valuations; the impact on financial markets from geopolitical conflicts; inflation, interest rate, market and monetary fluctuations and general economic conditions, either nationally or locally in the areas in which the Company conducts business; increases in competitive pressures among financial institutions and businesses offering similar products and services; general credit risks related to lending, including changes in the value of real estate or other collateral, the financial condition of borrowers, the effectiveness of our underwriting practices and the risk of fraud; higher than anticipated defaults in the Company’s loan portfolio; changes in management’s estimate of the adequacy of the allowance for credit losses or the factors the Company uses to determine the allowance for credit losses; changes in demand for loans and other products and services offered by the Company; the possibility that the Company may reduce or discontinue the payment of dividends on its common stock; the possibility that the Company may discontinue, reduce or otherwise limit the level of repurchases of its common stock that it may make from time to time pursuant to its stock repurchase program; the costs and outcomes of litigation; legislative or regulatory changes or changes in accounting principles, policies or guidelines; and other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (“SEC”) and other documents the Company may file with the SEC from time to time.

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and other documents the Company files with the SEC from time to time.

Any forward-looking statement made in this release is based only on information currently available to management and speaks only as of the date on which it is made. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements or to conform such forward-looking statements to actual results or to changes in its opinions or expectations, except as required by law.

7

California BanCorp and Subsidiary

Financial Highlights (Unaudited)

	At or for the Three Months Ended			At or for the Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
	($ in thousands except share and per share data)
EARNINGS
Net interest income	$42,905	$42,515	$44,541	$169,092	$122,984
(Reversal of) provision for credit losses	$(4,398)	$(15)	$(3,835)	$(8,823)	$21,690
Noninterest income	$2,995	$2,668	$1,004	$11,085	$4,760
Noninterest expense	$27,908	$23,382	$26,125	$101,043	$97,791
Income tax expense	$5,968	$6,132	$6,483	$24,899	$2,830
Net income	$16,422	$15,684	$16,772	$63,058	$5,433
Pre-tax pre-provision income (1)	$17,992	$21,801	$19,420	$79,134	$29,953
Adjusted pre-tax pre-provision income (1)	$17,992	$21,801	$20,063	$79,134	$46,241
Diluted earnings per share	$0.50	$0.48	$0.51	$1.93	$0.22
Shares outstanding at period end	32,418,182	32,443,056	32,265,935	32,418,182	32,265,935

PERFORMANCE RATIOS
Return on average assets	1.58%	1.54%	1.60%	1.57%	0.18%
Adjusted return on average assets (1)	1.58%	1.54%	1.64%	1.57%	1.05%
Return on average common equity	11.43%	11.24%	13.21%	11.56%	1.43%
Adjusted return on average common equity (1)	11.43%	11.24%	13.57%	11.56%	8.53%
Yield on total loans	6.31%	6.50%	6.84%	6.50%	6.55%
Yield on interest earning assets	5.82%	6.08%	6.48%	6.09%	6.26%
Cost of deposits	1.43%	1.59%	1.87%	1.55%	2.01%
Cost of funds	1.50%	1.69%	1.99%	1.66%	2.12%
Net interest margin	4.44%	4.52%	4.61%	4.55%	4.28%
Efficiency ratio (1)	60.80%	51.75%	57.36%	56.08%	76.55%
Adjusted efficiency ratio (1)	60.80%	51.75%	55.95%	56.08%	63.80%

	As of
	December 31, 2025	September 30, 2025	December 31, 2024
	($ in thousands except share and per share data)
CAPITAL
Tangible equity to tangible assets (1)	11.45%	10.94%	9.69%
Book value (BV) per common share	$17.79	$17.41	$15.86
Tangible BV per common share (1)	$13.79	$13.39	$11.71

ASSET QUALITY
Allowance for loan losses (ALL)	$34,348	$41,292	$50,540
Reserve for unfunded loan commitments	$2,105	$2,278	$3,103
Allowance for credit losses (ACL)	$36,453	$43,570	$53,643
Allowance for loan losses to nonperforming loans	213.5%	264.7%	190.5%
ALL to total loans held for investment	1.13%	1.38%	1.61%
ACL to total loans held for investment	1.20%	1.46%	1.71%
30-89 days past due, excluding nonaccrual loans	$14,735	$3,154	$12,082
Over 90 days past due, excluding nonaccrual loans	$—	$—	$150
Special mention loans	$72,407	$98,416	$69,339
Special mention loans to total loans held for investment	2.39%	3.29%	2.21%
Substandard loans	$60,681	$84,660	$117,598
Substandard loans to total loans held for investment	2.00%	2.83%	3.75%
Nonperforming loans	$16,086	$15,600	$26,536
Nonperforming loans to total loans held for investment	0.53%	0.52%	0.85%
Other real estate owned, net	$—	$—	$4,083
Nonperforming assets	$16,086	$15,600	$30,619
Nonperforming assets to total assets	0.40%	0.38%	0.76%

END OF PERIOD BALANCES
Total loans, including loans held for sale	$3,058,992	$2,996,984	$3,156,345
Total assets	$4,033,386	$4,101,209	$4,031,654
Deposits	$3,370,581	$3,459,661	$3,398,760
Loans to deposits	90.8%	86.6%	92.9%
Shareholders’ equity	$576,586	$564,724	$511,836

(1)	Non-GAAP measure. See – GAAP to Non-GAAP reconciliation.

8

	At or for the Three Months Ended			At or for the Year Ended
ALLOWANCE for CREDIT LOSSES	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
	($ in thousands)
Allowance for loan losses
Balance at beginning of period	$41,292	$41,110	$53,552	$50,540	$22,569
Initial allowance for PCD loans	—	—	—	—	11,216
(Reversal of) provision for credit losses (1)	(4,225)	221	(2,867)	(7,825)	19,520
Charge-offs	(2,761)	(323)	(154)	(10,490)	(2,774)
Recoveries	42	284	9	2,123	9
Net charge-offs	(2,719)	(39)	(145)	(8,367)	(2,765)
Balance, end of period	$34,348	$41,292	$50,540	$34,348	$50,540
Reserve for unfunded loan commitments (2)
Balance, beginning of period	$2,278	$2,514	$4,071	$3,103	$933
(Reversal of) provision for credit losses (3)	(173)	(236)	(968)	(998)	2,170
Balance, end of period	2,105	2,278	3,103	2,105	3,103
Allowance for credit losses	$36,453	$43,570	$53,643	$36,453	$53,643

ALL to total loans held for investment	1.13%	1.38%	1.61%	1.13%	1.61%
ACL to total loans held for investment	1.20%	1.46%	1.71%	1.20%	1.71%
Net charge-offs to average total loans	(0.36)%	(0.01)%	(0.02)%	(0.28)%	(0.11)%

(1)	Includes $18.5 million for the year ended December 31, 2024 related to the initial provision for credit losses for non-PCD loans acquired in the merger with the former California BanCorp.
(2)	Included in “Accrued interest and other liabilities” on the consolidated balance sheets.
(3)	Includes $2.7 million for the year ended December 31, 2024 related to the initial provision for credit losses on unfunded commitments acquired in the merger with the former California BanCorp.

9

California BanCorp and Subsidiary

Balance Sheets (Unaudited)

	December 31, 2025	September 30, 2025	December 31, 2024
	($ in thousands)
ASSETS
Cash and due from banks	$52,013	$95,046	$60,471
Federal funds sold & other interest-bearing balances	347,900	464,170	327,691
Total cash and cash equivalents	399,913	559,216	388,162

Debt securities available-for-sale, at fair value (amortized cost of $237,191, $212,314 and $151,429 at December 31, 2025, September 30, 2025 and December 31, 2024)	234,890	209,402	142,001
Debt securities held-to-maturity, at cost (fair value of $49,308, $48,810 and $47,823 at December 31, 2025, September 30, 2025 and December 31, 2024)	52,936	53,022	53,280
Loans held for sale	25,105	6,685	17,180
Loans held for investment:
Construction & land development	138,894	172,747	227,325
1-4 family residential	142,399	141,771	164,401
Multifamily	324,075	297,453	243,993
Other commercial real estate	1,820,445	1,760,741	1,767,727
Commercial & industrial	605,859	595,085	710,970
Other consumer	2,215	22,502	24,749
Total loans held for investment	3,033,887	2,990,299	3,139,165
Allowance for credit losses - loans	(34,348)	(41,292)	(50,540)
Total loans held for investment, net	2,999,539	2,949,007	3,088,625

Restricted stock at cost	30,932	30,899	30,829
Premises and equipment	12,116	12,419	13,595
Right of use asset	15,094	15,246	14,350
Other real estate owned, net	—	—	4,083
Goodwill	110,934	110,934	111,787
Intangible assets	18,480	19,427	22,271
Bank owned life insurance	67,367	66,880	66,636
Deferred taxes, net	29,041	31,929	43,127
Accrued interest and other assets	37,039	36,143	35,728
Total assets	$4,033,386	$4,101,209	$4,031,654

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$1,178,256	$1,237,985	$1,257,007
Interest-bearing NOW accounts	840,593	855,854	673,589
Money market and savings accounts	1,223,486	1,225,860	1,182,927
Time deposits	128,246	139,962	285,237
Total deposits	3,370,581	3,459,661	3,398,760

Borrowings	33,832	33,443	69,725
Operating lease liability	18,936	19,154	18,310
Accrued interest and other liabilities	33,451	24,227	33,023
Total liabilities	3,456,800	3,536,485	3,519,818

Shareholders’ Equity:
Common stock - 50,000,000 shares authorized, no par value; issued and outstanding 32,418,182, 32,443,056 and 32,265,935 at December 31, 2025, September 30, 2025 and December 31, 2024	442,394	444,132	442,469
Retained earnings	135,813	122,644	76,008
Accumulated other comprehensive loss - net of taxes	(1,621)	(2,052)	(6,641)
Total shareholders’ equity	576,586	564,724	511,836
Total liabilities and shareholders’ equity	$4,033,386	$4,101,209	$4,031,654

10

California BanCorp and Subsidiary

Income Statements - Quarterly and Year-to-Date (Unaudited)

	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
	($ in thousands except share and per share data)
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$47,426	$48,721	$54,791	$195,913	$159,960
Interest on debt securities	2,403	2,142	1,698	7,820	5,827
Interest on tax-exempted debt securities	298	302	305	1,209	1,223
Interest and dividends from other institutions	6,054	6,023	5,764	21,038	12,788
Total interest and dividend income	56,181	57,188	62,558	225,980	179,798

INTEREST EXPENSE
Interest on NOW, savings, and money market accounts	11,376	12,159	12,447	46,041	37,329
Interest on time deposits	1,204	1,402	4,179	6,219	15,432
Interest on borrowings	696	1,112	1,391	4,628	4,053
Total interest expense	13,276	14,673	18,017	56,888	56,814
Net interest income	42,905	42,515	44,541	169,092	122,984
(Reversal of) provision for credit losses (1)	(4,398)	(15)	(3,835)	(8,823)	21,690
Net interest income after (reversal of) provision for credit losses	47,303	42,530	48,376	177,915	101,294
NONINTEREST INCOME
Service charges and fees on deposit accounts	1,107	1,099	911	4,570	3,140
(Loss) gain on sale of loans	—	—	(1,095)	577	(672)
Bank owned life insurance income	487	883	823	2,336	1,748
Servicing and related income on loans	140	69	157	453	307
Loss on sale of fixed assets	—	—	—	(1)	(19)
Other charges and fees	1,261	617	208	3,150	256
Total noninterest income	2,995	2,668	1,004	11,085	4,760
NONINTEREST EXPENSE
Salaries and employee benefits	16,414	14,717	16,074	62,288	49,845
Occupancy and equipment expenses	2,295	2,060	2,314	8,601	7,242
Data processing	1,929	1,913	1,960	7,608	5,832
Legal, audit and professional	972	843	817	3,646	2,559
Regulatory assessments	507	508	436	2,282	1,714
Director and shareholder expenses	311	353	458	1,463	1,410
Merger and related expenses	—	—	643	—	16,288
Intangible assets amortization	947	948	1,060	3,791	1,877
Litigation settlements, net	2,035	—	—	2,035	—
Other real estate owned expense (income)	4	(10)	220	924	5,246
Other expense	2,494	2,050	2,143	8,405	5,778
Total noninterest expense	27,908	23,382	26,125	101,043	97,791
Income before income taxes	22,390	21,816	23,255	87,957	8,263
Income tax expense	5,968	6,132	6,483	24,899	2,830
Net income	$16,422	$15,684	$16,772	$63,058	$5,433

Net income per share - basic	$0.51	$0.48	$0.52	$1.95	$0.22
Net income per share - diluted	$0.50	$0.48	$0.51	$1.93	$0.22
Weighted average common shares-diluted	32,787,551	32,811,827	32,698,714	32,746,110	24,623,397
Pre-tax, pre-provision income (2)	$17,992	$21,801	$19,420	$79,134	$29,953

(1)	Included (reversal of) provision for credit losses on unfunded loan commitments of $(173) thousand, $(236) thousand and $(1.0) million for the three months ended December 31, 2025, September 30, 2025, and December 31, 2024, respectively; and $(998) thousand and $2.2 million for the year ended December 31, 2025 and December 31, 2024, respectively.
(2)	Non-GAAP measure. See — GAAP to Non-GAAP reconciliation.

11

California BanCorp and Subsidiary

Average Balance Sheets and Yield Analysis

(Unaudited)

	Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024
	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
	($ in thousands)
Assets
Interest-earning assets:
Total loans	$2,981,137	$47,426	6.31%	$2,974,224	$48,721	6.50%	$3,184,918	$54,791	6.84%
Taxable debt securities	221,991	2,403	4.29%	191,922	2,142	4.43%	147,895	1,698	4.57%
Tax-exempt debt securities (1)	52,437	298	2.85%	53,092	302	2.86%	53,607	305	2.87%
Deposits in other financial institutions	515,730	5,215	4.01%	452,615	5,101	4.47%	422,032	5,123	4.83%
Fed funds sold/resale agreements	26,854	268	3.96%	29,575	315	4.23%	3,353	38	4.51%
Restricted stock investments and other bank stock	31,738	571	7.14%	31,702	607	7.60%	30,341	603	7.91%
Total interest-earning assets	3,829,887	56,181	5.82%	3,733,130	57,188	6.08%	3,842,146	62,558	6.48%
Total noninterest-earning assets	305,526			308,742			326,601
Total Assets	$4,135,413			$4,041,872			$4,168,747

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing NOW accounts	$880,592	$3,896	1.76%	$862,250	$4,172	1.92%	$704,017	$3,784	2.14%
Money market and savings accounts	1,232,778	7,480	2.41%	1,194,541	7,987	2.65%	1,192,692	8,663	2.89%
Time deposits	137,794	1,204	3.47%	151,633	1,402	3.67%	359,111	4,179	4.63%
Total interest-bearing deposits	2,251,164	12,580	2.22%	2,208,424	13,561	2.44%	2,255,820	16,626	2.93%
Borrowings:
FHLB advances	29	—	—%	—	—	—%	—	—	—%
Subordinated debt	33,667	696	8.20%	52,952	1,112	8.33%	69,420	1,391	7.97%
Total borrowings	33,696	696	8.19%	52,952	1,112	8.33%	69,420	1,391	7.97%
Total interest-bearing liabilities	2,284,860	13,276	2.31%	2,261,376	14,673	2.57%	2,325,240	18,017	3.08%

Noninterest-bearing liabilities:
Noninterest-bearing deposits (2)	1,232,833			1,183,313			1,283,591
Other liabilities	47,582			43,640			55,007
Shareholders’ equity	570,138			553,543			504,909
Total Liabilities and Shareholders’ Equity	$4,135,413			$4,041,872			$4,168,747

Net interest spread			3.51%			3.51%			3.40%
Net interest income and margin		$42,905	4.44%		$42,515	4.52%		$44,541	4.61%
Cost of deposits	$3,483,997	$12,580	1.43%	$3,391,737	$13,561	1.59%	$3,539,411	$16,626	1.87%
Cost of funds	$3,517,693	$13,276	1.50%	$3,444,689	$14,673	1.69%	$3,608,831	$18,017	1.99%

(1)	Tax-exempt debt securities yields are presented on a tax equivalent basis using a 21% tax rate.
(2)	Average noninterest-bearing deposits represent 35.39%, 34.89% and 36.27% of average total deposits for the three months ended December 31, 2025, September 30, 2025 and December 31, 2024, respectively.

12

California BanCorp and Subsidiary

Average Balance Sheets and Yield Analysis

(Unaudited)

	Year Ended
	December 31, 2025			December 31, 2024
	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
	($ in thousands)
Assets
Interest-earning assets:
Total loans	$3,013,883	$195,913	6.50%	$2,443,127	$159,960	6.55%
Taxable debt securities	179,748	7,820	4.35%	136,984	5,827	4.25%
Tax-exempt debt securities (1)	53,119	1,209	2.88%	53,721	1,223	2.88%
Deposits in other financial institutions	395,835	17,054	4.31%	171,939	8,692	5.06%
Fed funds sold/resale agreements	38,069	1,648	4.33%	43,990	2,319	5.27%
Restricted stock investments and other bank stock	31,693	2,336	7.37%	22,137	1,777	8.03%
Total interest-earning assets	3,712,347	225,980	6.09%	2,871,898	179,798	6.26%
Total noninterest-earning assets	308,602			224,018
Total Assets	$4,020,949			$3,095,916

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing NOW accounts	$811,050	$15,100	1.86%	$492,140	$10,644	2.16%
Money market and savings accounts	1,184,863	30,941	2.61%	910,426	26,685	2.93%
Time deposits	165,270	6,219	3.76%	324,249	15,432	4.76%
Total interest-bearing deposits	2,161,183	52,260	2.42%	1,726,815	52,761	3.06%
Borrowings:
FHLB advances	7	—	—%	19,543	1,103	5.64%
Subordinated debt	55,843	4,628	8.29%	39,479	2,950	7.47%
Total borrowings	55,850	4,628	8.29%	59,022	4,053	6.87%
Total interest-bearing liabilities	2,217,033	56,888	2.57%	1,785,837	56,814	3.18%

Noninterest-bearing liabilities:
Noninterest-bearing deposits (2)	1,212,810			893,586
Other liabilities	45,791			36,677
Shareholders’ equity	545,315			379,816
Total Liabilities and Shareholders’ Equity	$4,020,949			$3,095,916

Net interest spread			3.52%			3.08%
Net interest income and margin		$169,092	4.55%		$122,984	4.28%
Cost of deposits	$3,373,993	$52,260	1.55%	$2,620,401	$52,761	2.01%
Cost of funds	$3,429,843	$56,888	1.66%	$2,679,423	$56,814	2.12%

(1)	Tax-exempt debt securities yields are presented on a tax equivalent basis using a 21% tax rate.
(2)	Average noninterest-bearing deposits represent 35.95%, and 34.10% of average total deposits for the year ended December 31, 2025 and December 31, 2024, respectively.

13

California BanCorp and Subsidiary

GAAP to Non-GAAP Reconciliation

(Unaudited)

The following tables present a reconciliation of non-GAAP financial measures to GAAP measures for: (1) adjusted net income, (2) efficiency ratio, (3) adjusted efficiency ratio, (4) pre-tax pre-provision income, (5) adjusted pre-tax pre-provision income, (6) average tangible common equity, (7) adjusted return on average assets, (8) adjusted return on average equity, (9) return on average tangible common equity, (10) adjusted return on average tangible common equity, (11) tangible common equity, (12) tangible assets, (13) tangible common equity to tangible asset ratio, and (14) tangible book value per common share. We believe the presentation of certain non-GAAP financial measures provides useful information to assess our consolidated financial condition and consolidated results of operations and to assist investors in evaluating our financial results relative to our peers. These non-GAAP financial measures complement our GAAP reporting and are presented below to provide investors and others with information that we use to manage the business each period. Because not all companies use identical calculations, the presentation of these non-GAAP financial measures may not be comparable to other similarly titled measures used by other companies. These non-GAAP measures should be taken together with the corresponding GAAP measures and should not be considered a substitute of the GAAP measures.

	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
	($ in thousands)
Adjusted net income
Net income	$16,422	$15,684	$16,772	$63,058	$5,433
Add: After-tax Day1 provision for non PCD loans and unfunded loan commitments (1)	—	—	—	—	14,978
Add: After-tax merger and related expenses (1)	—	—	453	—	11,988
Adjusted net income (non-GAAP)	$16,422	$15,684	$17,225	$63,058	$32,399

Efficiency Ratio
Noninterest expense	$27,908	$23,382	$26,125	$101,043	$97,791
Deduct: Merger and related expenses	—	—	643	—	16,288
Adjusted noninterest expense	27,908	23,382	25,482	101,043	81,503

Net interest income	42,905	42,515	44,541	169,092	122,984
Noninterest income	2,995	2,668	1,004	11,085	4,760
Total net interest income and noninterest income	$45,900	$45,183	$45,545	$180,177	$127,744
Efficiency ratio (non-GAAP)	60.80%	51.75%	57.36%	56.08%	76.55%
Adjusted efficiency ratio (non-GAAP)	60.80%	51.75%	55.95%	56.08%	63.80%

Pre-tax pre-provision income
Net interest income	$42,905	$42,515	$44,541	$169,092	$122,984
Noninterest income	2,995	2,668	1,004	11,085	4,760
Total net interest income and noninterest income	45,900	45,183	45,545	180,177	127,744
Less: Noninterest expense	27,908	23,382	26,125	101,043	97,791
Pre-tax pre-provision income (non-GAAP)	17,992	21,801	19,420	79,134	29,953
Add: Merger and related expenses	—	—	643	—	16,288
Adjusted pre-tax pre-provision income (non-GAAP)	$17,992	$21,801	$20,063	$79,134	$46,241

(1)	After-tax Day 1 provision for non-PCD loans and unfunded commitments and merger and related expenses are presented using a 29.56% tax rate.

14

	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
	($ in thousands)
Return on Average Assets, Equity, and Tangible Equity
Net income	$16,422	$15,684	$16,772	$63,058	$5,433
Adjusted net income (non-GAAP)	$16,422	$15,684	$17,225	$63,058	$32,399

Average assets	$4,135,413	$4,041,872	$4,168,747	$4,020,949	$3,095,916
Average shareholders’ equity	570,138	553,543	504,909	545,315	379,816
Less: Average intangible assets	129,870	130,825	135,073	131,703	79,564
Average tangible common equity (non-GAAP)	$440,268	$422,718	$369,836	$413,612	$300,252

Return on average assets	1.58%	1.54%	1.60%	1.57%	0.18%
Adjusted return on average assets (non-GAAP)	1.58%	1.54%	1.64%	1.57%	1.05%
Return on average equity	11.43%	11.24%	13.21%	11.56%	1.43%
Adjusted return on average equity (non-GAAP)	11.43%	11.24%	13.57%	11.56%	8.53%
Return on average tangible common equity (non-GAAP)	14.80%	14.72%	18.04%	15.25%	1.81%
Adjusted return on average tangible common equity (non-GAAP)	14.80%	14.72%	18.53%	15.25%	10.79%

	December 31, 2025	September 30, 2025	December 31, 2024
	($ in thousands except share and per share data)
Tangible Common Equity Ratio/Tangible Book Value Per Share
Shareholders’ equity	$576,586	$564,724	$511,836
Less: Intangible assets	129,414	130,361	134,058
Tangible common equity (non-GAAP)	$447,172	$434,363	$377,778

Total assets	$4,033,386	$4,101,209	$4,031,654
Less: Intangible assets	129,414	130,361	134,058
Tangible assets (non-GAAP)	$3,903,972	$3,970,848	$3,897,596

Equity to asset ratio	14.30%	13.77%	12.70%
Tangible common equity to tangible asset ratio (non-GAAP)	11.45%	10.94%	9.69%
Book value per share	$17.79	$17.41	$15.86
Tangible book value per share (non-GAAP)	$13.79	$13.39	$11.71
Shares outstanding	32,418,182	32,443,056	32,265,935

INVESTOR RELATIONS CONTACT

Kevin Mc Cabe

California Bank of Commerce, N.A.

kmccabe@bankcbc.com

818.637.7065

15